EXHIBIT 20.2
                                                                   ------------










                                       COMPTON PETROLEUM CORPORATION
                                       CONSOLIDATED FINANCIAL STATEMENTS
                                       December 31, 2007

INDEPENDENT AUDITORS' REPORT


To the Shareholders of
COMPTON PETROLEUM CORPORATION


We have audited the accompanying consolidated balance sheets of Compton Petroleum Corporation as at December 31, 2007 and 2006 and the consolidated statements of earnings and other comprehensive income, retained earnings, and cash flow for each of the three years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. Our audits of the financial statements include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its operations and its cash flow for each of the three years in the period ended December 31, 2007 in accordance with Canadian generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 24, 2008 expressed an unqualified opinion on the effectiveness of internal controls over financial reporting.



                                                         /s/ Grant Thornton LLP
Calgary, Canada
March 24, 2008                                           Chartered Accountants

INDEPENDENT AUDITORS' REPORT


To the Shareholders of
COMPTON PETROLEUM CORPORATION

We have audited Compton Petroleum Corporation's internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Compton Petroleum Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management's report. Our responsibility is to express an opinion on Compton Petroleum Corporation's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Compton Petroleum Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control--Integrated Framework issued by COSO.

We also have audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as at December 31, 2007 and 2006 and the consolidated statements of earnings and other comprehensive income, retained earnings and cash flow for each of the three years in the period ended December 31, 2007, and our report dated March 24, 2008, expressed an unqualified opinion on those financial statements.


Calgary, Canada                                          /s/ Grant Thornton LLP
March 24, 2008
                                                         Chartered Accountants

================================================================================
COMPTON PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS
As at December 31,                                            2007         2006
--------------------------------------------------------------------------------
(thousands of dollars)
ASSETS

Current
  Cash                                                  $    8,665   $   11,876
  Accounts receivable                                       80,331       83,535
  Unrealized risk management gain (Note 17a (i))             1,835       22,625
  Other current assets                                      19,772       22,869
  Future income taxes (Note 16b)                             2,606        1,479
                                                        ----------   ----------

                                                           113,209      142,384

Property and equipment (Note 5)                          2,116,834    1,977,062
Goodwill (Note 3)                                            9,933        7,914
Other assets (Note 9)                                          291       14,144
Unrealized risk management gain (Note 17a (i))              14,320            -
Deferred risk management loss (Note 2b)                          -        3,968
                                                        ----------   ----------

                                                        $2,254,587   $2,145,472
                                                        ==========   ==========

LIABILITIES

Current
  Accounts payable                                      $  147,983   $  141,443
  Unrealized risk management loss (Note 17a (i))             8,832        4,604
  Future income taxes (Note 16b)                               542        7,269
                                                        ----------   ----------

                                                           157,357      153,316

Bank debt (Note 6)                                         398,426      328,000
Senior term notes (Note 7)                                 433,762      524,385
Asset retirement obligations (Note 11)                      36,696       29,791
Unrealized risk management loss (Note 17a (i))               1,585        6,816
Future income taxes (Note 16b)                             293,494      302,690
Non-controlling interest (Note 4)                           63,311       66,350
                                                        ----------   ----------

                                                         1,384,631    1,411,348
                                                        ----------   ----------

SHAREHOLDERS' EQUITY

Capital stock (Note 12b)                                   235,871      231,992
Contributed surplus (Note 13a)                              24,233       16,974
Retained earnings                                          609,852      485,158
                                                        ----------   ----------

                                                           869,956      734,124
                                                        ----------   ----------

                                                        $2,254,587   $2,145,472
                                                        ==========   ==========

Commitments and contingent liabilities (Note 19)
Subsequent events (Note 20)

On behalf of the Board

M.F. Belich, Q.C. (signed)              J.A. Thomson, C.A. (signed)
Director                                Director

        See accompanying notes to the consolidated financial statements.

============================================================================================
COMPTON PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS AND OTHER COMPREHENSIVE INCOME
Years ended December 31,                                     2007         2006         2005
--------------------------------------------------------------------------------------------
(thousands of dollars, except per share data)

REVENUE
  Oil and natural gas revenues                          $ 500,987    $ 540,837    $ 564,241
  Royalties                                              (102,678)    (123,677)    (132,717)
                                                        ---------    ---------    ---------
                                                          398,309      417,160      431,524
                                                        ---------    ---------    ---------
EXPENSES
  Operating                                               101,478      102,643       73,164
  Transportation                                           12,615       12,564       10,858
  General and administrative                               31,328       26,231       21,223
  Interest and finance charges (Note 8)                    63,493       54,075       34,951
  Tender costs                                                  -            -       20,750
  Depletion and depreciation                              151,411      143,057      105,504
  Foreign exchange gain (Note 10)                         (78,717)        (891)      (7,353)
  Accretion of asset retirement obligations (Note 11)       2,718        2,257        1,975
  Stock-based compensation (Notes 13a and c)               11,034       10,488        5,903
  Risk management (gain) loss (Note 17b)                   (6,014)     (63,721)      19,302
                                                        ---------    ---------    ---------
                                                          289,346      286,703      286,277
                                                        ---------    ---------    ---------

EARNINGS BEFORE TAXES AND NON-CONTROLLING INTEREST        108,963      130,457      145,247
                                                        ---------    ---------    ---------

INCOME TAXES  (Note 16a)
  Current                                                      17           44        5,071
  Future                                                  (26,452)      (3,636)      52,317
                                                        ---------    ---------    ---------
                                                          (26,435)      (3,592)      57,388
                                                        ---------    ---------    ---------

EARNINGS BEFORE NON-CONTROLLING  INTEREST                 135,398      134,049       87,859
  Non-controlling interest  (Note 4)                        6,132        6,623        6,533
                                                        ---------    ---------    ---------

NET EARNINGS                                            $ 129,266    $ 127,426    $  81,326
                                                                     =========    =========
  Other comprehensive income                                    -
                                                        ---------
COMPREHENSIVE INCOME                                      129,266
                                                        =========

NET EARNINGS PER SHARE  (Note 14)
  Basic                                                 $    1.00    $    1.00    $    0.65
                                                        =========    =========    =========

  Diluted                                               $    0.98    $    0.95    $    0.62
                                                        =========    =========    =========

============================================================================================
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
Years ended December 31,                                     2007         2006         2005
--------------------------------------------------------------------------------------------
(thousands of dollars)

RETAINED EARNINGS, beginning of year
As previously reported                                  $ 485,158    $ 360,719    $ 284,712
Accounting policy adjustment (Note 2)                      (1,320)           -            -
                                                        ---------    ---------    ---------
As adjusted                                               483,838      360,719      284,712
Net earnings                                              129,266      127,426       81,326
Premium on redemption of shares (Note 12b)                 (3,252)      (2,987)      (5,319)
                                                        ---------    ---------    ---------

RETAINED EARNINGS, end of year                          $ 609,852    $ 485,158    $ 360,719
                                                        =========    =========    =========

        See accompanying notes to the consolidated financial statements.

======================================================================================
COMPTON PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
Years ended December 31,                               2007         2006         2005
--------------------------------------------------------------------------------------
(thousands of dollars)
OPERATING ACTIVITIES
   Net earnings                                   $ 129,266    $ 127,426    $  81,326
     Amortization of deferred charges and other       3,417        1,996        2,190
     Tender costs                                         -            -       20,750
     Depletion and depreciation                     151,411      143,057      105,504
     Accretion of asset retirement obligations        2,718        2,257        1,975
     Unrealized foreign exchange gain               (79,740)        (665)      (7,808)
     Future income taxes                            (26,452)      (3,636)      52,317
     Unrealized risk management (gain) loss           5,467      (27,522)      10,171
     Stock-based compensation                         8,416        9,121        5,903
     Asset retirement expenditures                   (4,441)      (2,352)        (749)
     Non-controlling interest                         6,132        6,623        6,533
                                                  ---------    ---------    ---------
                                                    196,194      256,305      278,112
   Change in non-cash working capital (Note 18)     (23,366)      19,823        6,612
                                                  ---------    ---------    ---------

                                                    172,828      276,128      284,724
                                                  ---------    ---------    ---------

FINANCING ACTIVITIES
   Issuance (repayment) of bank debt                 70,426      152,100      (42,100)
   Issuance of senior notes                               -      174,930      353,130
   Issue costs on senior notes                            -       (3,408)     (12,670)
   Redemption of senior notes                             -       (7,520)    (199,973)
   Proceeds from share issuances, net                 3,446        4,672       89,752
   Distributions to partner                          (9,171)      (9,171)      (9,172)
   Redemption of common shares                       (3,976)      (3,433)      (6,118)
                                                  ---------    ---------    ---------

                                                     60,725      308,170      172,849
                                                  ---------    ---------    ---------

INVESTING ACTIVITIES
   Property and equipment additions                (391,070)    (490,429)    (484,213)
   Corporate acquisitions (Note 3)                 (104,705)           -            -
   Property acquisitions                            (66,808)     (34,444)     (28,575)
   Property dispositions                            307,527        1,350            -
   Change in non-cash working capital (Note 18)      18,292      (57,853)      54,101
                                                  ---------    ---------    ---------

                                                   (236,764)    (581,376)    (458,687)
                                                  ---------    ---------    ---------

CHANGE IN CASH                                       (3,211)       2,922       (1,114)

CASH, beginning of year                              11,876        8,954       10,068
                                                  ---------    ---------    ---------

CASH, end of year                                 $   8,665    $  11,876    $   8,954
                                                  =========    =========    =========


        See accompanying notes to the consolidated financial statements.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
-------------------------------------------------------------------------------
(Tabular amounts in thousands of dollars, unless otherwise stated)

1.   SIGNIFICANT ACCOUNTING POLICIES

     Compton Petroleum Corporation (the "Company" or "Compton") is in the business of the exploration for and production of petroleum and natural gas reserves in the Western Canada Sedimentary Basin.

a)   BASIS OF PRESENTATION

     The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in Canada within the framework of the accounting policies summarized below. Information prepared in accordance with accounting principles generally accepted in the United States is included in Note 21.

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The consolidated financial statements also include the accounts of Mazeppa Processing Partnership in accordance with Accounting Guideline 15 ("AcG-15") "Consolidation of Variable Interest Entities", as outlined in Note 4.

     All amounts are presented in Canadian dollars unless otherwise stated.

b)   MEASUREMENT UNCERTAINTY

     The timely preparation of financial statements requires that Management make estimates and assumptions and use judgment regarding the measurement of assets, liabilities, revenues, and expenses. Such estimates relate primarily to transactions and events that have not settled as of the date of the financial statements. Accordingly, actual results may materially differ from estimated amounts as future confirming events occur.

     Amounts recorded for depletion and depreciation, and amounts used in impairment test calculations are based upon estimates of petroleum and natural gas reserves and future costs to develop those reserves. By their nature, these estimates of reserves, costs, and related future cash flows are subject to uncertainty, and the impact on the consolidated financial statements of future periods could be material.

     The calculation of asset retirement obligations include estimates of the ultimate settlement amounts, inflation factors, credit adjusted discount rates, and timing of settlement. The impact of future revisions to these assumptions on the consolidated financial statements of future periods could be material.

     The amount of stock based compensation expense is subject to uncertainty due to the Company's best estimate of whether or not performance will be achieved and obligations incurred.

     The values of pension assets and obligations and the amount of pension costs charged to net earnings depend on certain actuarial and economic assumptions which by their nature are subject to measurement uncertainty.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

c)   PROPERTY AND EQUIPMENT

     i)   Capitalized costs

          The Company follows the full cost method of accounting for its petroleum and natural gas operations within one Canadian cost centre. Under this method all costs related to the exploration for and development of petroleum and natural gas reserves are capitalized. Costs include lease acquisition costs, geological and geophysical expenses, costs of drilling both producing and non-producing wells, production facilities, future asset retirement costs, and certain general and administrative expenses directly related to exploration and development activities.

          Proceeds from the sale of properties are applied against capitalized costs, without any gain or loss being realized, unless such sale would significantly alter the rate of depletion and depreciation.

          Expenditures related to renewals or betterments that improve the productive capacity or extend the life of an asset are capitalized. Maintenance and repairs, other than major turnaround costs, are expensed as incurred. Major turnaround costs are included in property and equipment when incurred and charged to depletion and depreciation in the consolidated statement of earnings and other comprehensive income over the estimated period of time to the next scheduled turnaround.

     ii)  Depletion and depreciation

          Depletion and depreciation of property and equipment is provided using the unit-of-production method based upon estimated proved petroleum and natural gas reserves. The costs of significant undeveloped properties are excluded from costs subject to depletion until it is determined whether or not proved reserves are attributable to the properties or impairment has occurred. Estimated future costs to be incurred in developing proved reserves are included in costs subject to depletion and estimated salvage values are excluded from costs subject to depletion. For depletion and depreciation purposes, relative volumes of natural gas production and reserves are converted at the energy equivalent conversion rate of six thousand cubic feet of natural gas to one barrel of crude oil.

          Depreciation of certain midstream facilities is provided for on a straight line basis over 30 years and depreciation of office equipment is provided for on a declining balance basis using rates which range from 20% to 30% per year.

     iii) Impairment test

          At each reporting period the Company performs an impairment test to determine the recoverability of capitalized costs associated with reserves. An impairment loss is recognized when the carrying amount of a cost centre is not recoverable. The carrying amount of the cost centre is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows from proved reserves plus the costs of unproved properties. If the sum of the cash flows is less than the carrying amount, the impairment loss is limited to the amount by which the carrying amount exceeds the sum of the fair value of discounted proved and probable reserves and the costs of unproved properties that have been subject to a separate impairment test and contain no probable reserves.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     iv)  Asset retirement obligations

          The Company recognizes the present value of estimated asset retirement obligations on the consolidated balance sheet when a reasonable estimate can be made. Asset retirement obligations include those legal obligations where the Company will be required to retire tangible long-lived assets such as well sites, pipelines, and facilities. The asset retirement cost, equal to the initial estimated present value of the asset retirement obligation, is capitalized as part of the cost of the related long-lived asset. Changes in the estimated obligation resulting from revisions to estimated timing or amount of undiscounted cash flows are recognized as a change in the asset retirement obligation and the related asset retirement cost.

          Asset retirement costs are amortized using the unit-of-production method and are included in depletion and depreciation in the consolidated statement of earnings and other comprehensive income. Increases in the asset retirement obligations resulting from the passage of time are recorded as accretion of asset retirement obligations in the consolidated statements of earnings and other comprehensive income.

          Actual expenditures incurred are charged against the accumulated obligation.

     v)   Inventories

          Physical inventory held for exploration, development, and operating activities is included in property and equipment and is valued at estimated realizable value.

d)   GOODWILL

     Goodwill is recorded on a corporate acquisition when the purchase price is in excess of the fair values assigned to assets acquired and liabilities assumed. Goodwill is not amortized and an impairment test is performed at least annually to evaluate the carrying value. To assess impairment, the fair value of the consolidated entity, excluding the Mazeppa Processing Partnership, is determined and compared to the carrying value. If the fair value is less than the carrying value then a second test is performed to determine the amount of the impairment. Any loss recognized is equal to the difference between the implied fair value and the carrying value of the goodwill.

e)   FINANCIAL INSTRUMENTS AND DERIVATIVES

     On January 1, 2007 the Company adopted the Canadian Institute of Chartered Accountants ("CICA") four new accounting standards: Handbook Section 1530, "COMPREHENSIVE INCOME", Handbook Section 3855, "FINANCIAL INSTRUMENTS - RECOGNITION AND MEASUREMENT", Handbook Section 3861, "FINANCIAL INSTRUMENTS - DISCLOSURE AND PRESENTATION" and Handbook Section 3865, "HEDGES". The adoption of these standards resulted in accounting changes, the impact of which are disclosed in Note 2 to these consolidated financial statements.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Financial instruments are any contract that gives rise to a financial asset of one party and a financial liability or equity instrument of another party. Financial instruments were identified by the Company through a review of typical financial transactions and risk management activities. The Company also reviewed non-financial contracts, entered into subsequent to January 1, 2003, for potential embedded derivatives. Once identified, the financial instruments were classified and measured as disclosed below.

     Financial instruments are measured at fair value on initial recognition of the instrument except in specific circumstances. Measurement in subsequent periods depends on whether the financial instrument has been classified as "held for trading", "available for sale", "held to maturity", "loans and receivables" or "other financial liabilities" as defined by the standards.

     Financial assets and financial liabilities "held for trading" are measured at fair value with changes in those fair values recognized in net earnings. Financial assets "available for sale" are measured at fair value, with changes in those fair values recognized in other comprehensive income. Financial instruments "held to maturity", "loans and receivables" and "other financial liabilities" are measured at amortized cost using the effective interest method.

     Cash, and deposits included in other current assets, are classified as "held for trading" and are measured at carrying value which approximates fair value due to the short term nature of these instruments. Investments included in other current assets are designated as "held for trading", accounts receivable are classified as "loans and receivables" and accounts payable, bank debt and senior term notes are classified as "other financial liabilities". Transaction costs, premiums and discounts associated with the issuance of senior term notes are netted against the notes and amortized to earnings using the effective interest method.

     Derivative financial instruments are classified as "held for trading" and are recorded at fair value based on quoted market prices or third party market indications and forecasts. Fluctuations are recorded in earnings as risk management gains and losses during each reporting period. The Company uses derivative financial instruments for non-trading purposes to manage fluctuations in commodity prices, foreign currency exchange rates, and interest rates as outlined in Note 17. The Company does not designate any of its current risk management activities as accounting hedges.

f)   JOINT OPERATIONS

     Certain petroleum and natural gas activities are conducted jointly with others. These consolidated financial statements reflect only the Company's proportionate interest in such activities.

g)   EARNINGS PER SHARE AMOUNTS

     The Company uses the treasury stock method to determine the dilutive effect of stock options. This method assumes that proceeds received from the exercise of in-the-money stock options are used to repurchase common shares at the average market price for the period. Basic net earnings per common share are determined by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed by giving effect to the potential dilution that would occur if stock options were exercised.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

h)   INCOME TAXES

     Income taxes are recorded using the liability method of accounting. Future income taxes are calculated based on the difference between the accounting and income tax basis of an asset or liability, using the substantively enacted income tax rates. Changes in income tax rates are reflected in the period in which the rates are substantively enacted.

i)   REVENUE RECOGNITION

     Revenue associated with the production and sale of crude oil, natural gas, and natural gas liquids owned by the Company is recognized when title passes to the customer and delivery has taken place. Revenue as reported, represents the Company's share and is presented before royalty payments to governments and other mineral interest owners. Other revenue is recognized in the period that the service is provided to the customer.

j)   STOCK-BASED COMPENSATION PLAN

     The Company records compensation expense in the consolidated statements of earnings and other comprehensive income for stock options granted to directors, officers, and employees using the fair-value method. Compensation costs are recognized over the vesting period and the fair values are determined using the Black-Scholes option pricing model.

     Contributions to the Company's stock savings plan are recorded as compensation expense as incurred.

k)   DEFERRED FINANCING CHARGES

     On January 1, 2007 financing costs related to the issuance of senior term notes were reclassified from other assets to senior term notes, as disclosed in Note 2. The costs capitalized within long term debt are amortized using the effective interest method.

l)   FOREIGN CURRENCY TRANSLATION

     Monetary assets and liabilities of the Company that are denominated in foreign currencies are translated into Canadian dollars at the period-end exchange rate, with any resulting gain or loss recorded in the consolidated statement of earnings and other comprehensive income.

m)   DIVIDEND POLICY

     The Company has neither declared nor paid any dividends on its common shares. The Company intends to retain its earnings to finance growth and expand its operations and does not anticipate paying any dividends on its common shares in the foreseeable future.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

n)   DEFINED BENEFIT PENSION PLAN

     The Company accrues for obligations under a defined benefit pension plan and the related costs, net of plan assets for employees of Mazeppa Processing Partnership. The cost of the pension is actuarially determined using the projected benefit method based on length of service and reflects Management's best estimate of expected plan investment performance, salary escalation, and retirement age of employees.

o)   RECENT ACCOUNTING PRONOUNCEMENTS

     On January 1, 2008, the Company will be required to adopt the following CICA Handbook Sections:

     o Section 3031, "INVENTORIES" which replaces the existing standard. The requirements include the consistent grouping of like assets and the application of the first-in-first-out or weighted average cost formula methodologies.

     o Section 1400, "GENERAL STANDARDS OF FINANCIAL STATEMENT PRESENTATION" which requires assessing and disclosing the Company's ability to continue as a going concern.

     o Section 3862, "FINANCIAL INSTRUMENTS - DISCLOSURES" and Section 3863, "FINANCIAL INSTRUMENTS - PRESENTATION". These new standards will require increased disclosure of financial instruments with particular emphasis on the risks associated with recognized and unrecognized financial instruments and how those risks are managed.

     o    Section  1535,  "CAPITAL   DISCLOSURES",   requiring   disclosure  of
          information about an entity's capital and the objectives, policies, and processes for managing capital.

     The adoption of these standards is not expected to have a material impact on the Company's consolidated financial statements.

     On January 1, 2009 the Company will be required to adopt the CICA Handbook
     Section 3064, "INTANGIBLE ASSETS". The new section establishes standards for the recognition, measurement, and disclosure of goodwill and intangible assets and replaces the existing Handbook Section 3062, "GOODWILL AND OTHER INTANGIBLE ASSETS" and Section 3450, "RESEARCH AND DEVELOPMENT COSTS". Intangible assets associated with the exploration and development of oil and gas assets are specifically excluded under the new standard. The Company is evaluating the implications but expects no material impact on the consolidated financial statements.

     On January 10, 2006, the CICA Accounting Standards Board ("AcSB") ratified a new strategic plan that would see the convergence of Canadian Generally Accepted Accounting Principles ("GAAP") with International Financial Reporting Standards ("IFRS") within 5 years. In March 2007, the AcSB released an "IMPLEMENTATION PLAN FOR INCORPORATING IFRSS INTO CANADIAN GAAP", which assumed a convergence date of January 1, 2011. The AcSB confirmed this date in February 2008. The Company continues to monitor and assess the consequences of the convergence on the consolidated financial statements as they could have a material impact.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

p)   RECLASSIFICATION

     Certain amounts disclosed for prior years have been reclassified to conform with current year presentation.

2.   CHANGES IN SIGNIFICANT ACCOUNTING POLICIES

On January  1, 2007,  the  Company  adopted  the CICA  Handbook  Section  1530,
"COMPREHENSIVE INCOME", Handbook Section 3855, "FINANCIAL INSTRUMENTS - RECOGNITION AND MEASUREMENT", Handbook Section 3861, "FINANCIAL INSTRUMENTS - DISCLOSURE AND PRESENTATION", Handbook Section 3865, "HEDGES", and Handbook
Section 1506, "ACCOUNTING CHANGES".

The  adoption  of these  standards  had no  material  impact  on the  Company's
consolidated   financial   statements.   Any   significant   effects  from  the
implementation of the new standards are disclosed below.

a)   COMPREHENSIVE INCOME

     The new standard introduced the statements of comprehensive income and accumulated other comprehensive income to temporarily provide for gains, losses and other amounts arising from changes in fair value until realized and recorded in net earnings. The Company has determined that it has no other comprehensive income nor accumulated other comprehensive income for the year ended December 31, 2007.

b)   FINANCIAL INSTRUMENTS

     The financial instruments standard establishes recognition and measurement criteria for financial assets, financial liabilities and derivatives. The Company's policies on accounting for financial instruments is disclosed in
     Note 1.

     Transitional provisions were outlined in the financial instruments standard and required retroactive adjustment without restatement of prior periods. In addition, the provisions required that, upon adoption at January 1, 2007, transitional adjustments, net of tax, be recognized in the opening balance of retained earnings.

     At January 1, 2007, the following transitional adjustments were required.

     o The reclassification of $14.0 million of deferred financing charges as a reduction of senior term notes to reflect the adopted policy of netting long term debt transaction costs within long term debt. The costs capitalized will be amortized using the effective interest method. Previously, the Company deferred these costs and amortized them straight line over the life of the related senior term notes. The adoption of this standard resulted in a $0.3 million net increase to opening retained earnings.

     o $3.97 million of deferred risk management loss, $2.7 million net of tax, previously recognized at January 1, 2004 upon initial adoption of CICA Accounting Guideline 13, "HEDGING RELATIONSHIPS" was reclassified as a reduction to opening retained earnings.

     o The fair value measurement of investments resulted in a $1.1 million net increase to opening retained earnings.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

2.   CHANGES IN SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     The  net  effect  on  opening  retained   earnings  as  a  result  of  the
     transitional provisions is as follows:

     Deferred financing charge adjustments                             $   318
     Deferred risk management loss                                      (2,743)
     Fair value of investments                                           1,105
                                                                       -------
     Total adjustment to opening retained earnings                     $(1,320)
                                                                       =======

3.   BUSINESS COMBINATIONS

On August 15, 2007 and December 21, 2007, respectively, the Company acquired all of the issued and outstanding shares of Stylus Energy Inc. ("Stylus") and WIN Energy Corporation ("WIN"). Both entities were independent exploration and production companies with operations in the Company's core areas. The business combinations have been accounted for using the purchase method with results of operations included in the consolidated financial statements from the date of acquisition. If the purchase price is in excess of the fair value of net assets acquired, goodwill is recorded.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of finalizing the estimated fair value of the WIN acquisition and therefore, the allocation of the purchase price is subject to refinement.

NET ASSETS ACQUIRED                           Stylus          WIN        Total
                                           ---------    ---------    ---------
  Working capital                          $ (17,209)   $  (2,010)   $ (19,219)
  Petroleum and natural gas properties       106,916       24,465      131,381
                                           ---------    ---------    ---------
                                              89,707       22,455      112,162
  Future income taxes                        (12,288)       8,132       (4,156)
  Asset retirement obligations                (4,402)        (919)      (5,321)
  Goodwill                                     2,020            -        2,020
                                           ---------    ---------    ---------
                                           $  75,037    $  29,668    $ 104,705
                                           =========    =========    =========
CONSIDERATION
  Cash                                     $  73,782    $  29,414    $ 103,196
  Transaction costs                            1,255          254        1,509
                                           ---------    ---------    ---------

                                           $  75,037    $  29,668    $ 104,705
                                           =========    =========    =========

During the year ended December 31, 2007, both companies were wound up into Compton Petroleum Corporation.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

4.   NON-CONTROLLING INTEREST

Mazeppa Processing Partnership ("MPP" or "the Partnership") is a limited partnership organized under the laws of the province of Alberta and owns certain midstream facilities, including gas plants and pipelines in Southern Alberta. The Company processes a significant portion of its production from the area through these facilities pursuant to a processing agreement with MPP. The Company does not have an ownership position in MPP, however, the Company, through a management agreement, manages the activities of MPP and is considered to be the primary beneficiary of MPP's operations. Pursuant to AcG-15, these consolidated financial statements include the assets, liabilities, and operations of the Partnership. Equity in the Partnership, attributable to the partners of MPP, is recorded on consolidation as a non-controlling interest and is comprised of the following:

As at December 31,                                         2007        2006
                                                       --------    --------

Non-controlling interest, beginning of year            $ 66,350    $ 68,898
   Earnings attributable to non-controlling interest      6,132       6,623
   Distributions to limited partner                      (9,171)     (9,171)
                                                       --------    --------

Non-controlling interest, end of year                  $ 63,311    $ 66,350
                                                       ========    ========

Commencing May 1, 2004, pursuant to the terms of a processing agreement between Compton and MPP, Compton pays a monthly fee to MPP for the transportation and processing of natural gas through the MPP owned facilities. The fee is comprised of a fixed base fee of $764 thousand per month plus MPP operating costs, net of third party revenues. These amounts are eliminated from revenues and expenses on consolidation.

The processing agreement has a five year term ending April 1, 2009, at which time Compton may renew the agreement under terms determined at that time or purchase the Partnership units for the predetermined amount of $55 million, deemed to be fair value. In the event that the Company does not renew the processing agreement nor exercise the purchase option, the limited partner may dispose of the Partnership units to an independent third party.

MPP has guaranteed payment of certain obligations of its limited partner under a credit agreement between the limited partner and a syndicate of lenders. The maximum liability of the Partnership under the guarantee is limited to amounts due and payable to MPP by the Company pursuant to the processing agreement. The maximum liability at December 31, 2007 was $12.2 million (2006 - $21.4 million) payable over the remaining term of the processing agreement. The Company has determined that its exposure to loss under these arrangements is negligible.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

5.   PROPERTY AND EQUIPMENT

                                                                ACCUMULATED
                                                                  DEPLETION
                                                                        AND
As at December 31, 2007                                 COST   DEPRECIATION            NET
                                                 -----------   ------------    -----------
Exploration and development costs                $ 2,145,866    $  (603,867)   $ 1,541,999
Production equipment and processing facilities       651,999       (105,720)       546,279
Inventory                                              6,871              -          6,871
Future asset retirement costs                         19,940         (5,396)        14,544
Office equipment                                      14,111         (6,970)         7,141
                                                 -----------    -----------    -----------

                                                 $ 2,838,787    $  (721,953)   $ 2,116,834
                                                 ===========    ===========    ===========

                                                                Accumulated
                                                                  depletion
                                                                        and
As at December 31, 2006                                 Cost   depreciation            Net
                                                 -----------   ------------    -----------

Exploration and development costs                $ 1,931,594    $  (482,524)   $ 1,449,070
Production equipment and processing facilities       582,705        (77,863)       504,842
Inventory                                              6,818              -          6,818
Future asset retirement costs                         17,128         (4,906)        12,222
Office equipment                                       9,359         (5,249)         4,110
                                                 -----------    -----------    -----------

                                                 $ 2,547,604    $  (570,542)   $ 1,977,062
                                                 ===========    ===========    ===========

During the year, $9.6 million (2006 - $10.5 million) relating to employee salaries, insurance costs, and overhead recoveries determined in accordance with industry standards, were capitalized.

As at December 31, 2007, future capital expenditures of $318.3 million (2006 - $329.7 million, 2005 - $192.9 million), as estimated by independent reserve engineers, relating to the development of proved reserves have been included in costs subject to depletion. The estimated salvage value of production equipment and processing facilities at December 31, 2007 was $130.1 million (2006 - $120.1 million, 2005 - $108.6 million) and was excluded from costs subject to depletion. Undeveloped properties with a cost at December 31, 2007 of $260.6 million (2006 - $202.9 million, 2005 - $251.3 million) included in exploration and development costs, have not been subject to depletion.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

5.   PROPERTY AND EQUIPMENT (CONTINUED)

Prices used in the evaluation of the carrying value of the Company's reserves for the purposes of the impairment test were:

                                      NATURAL       CRUDE OIL
As at December 31, 2007                 GAS       (EDMONTON PAR
                                   (AECO C SPOT)      40 API)          NGL
                                   -------------  --------------    ---------
                                   $ per MMbtu      $ per bbl       $ per bbl

2008                                $   6.74        $   88.48       $   91.04
2009                                $   7.48        $   85.52       $   88.03
2010                                $   7.69        $   83.88       $   86.41
2011                                $   7.80        $   82.03       $   84.54
2012                                $   7.84        $   81.16       $   83.66
Approximate % increase thereafter       2.0%             2.0%            2.0%

6.     CREDIT FACILITIES

As at December 31,                                      2007             2006
                                                   ---------        ---------

Authorized                                         $ 500,000        $ 500,000
                                                   =========        =========

Prime rate                                         $  50,000        $  35,000
Bankers' Acceptance                                  350,000          295,000
Discount to maturity                                  (1,574)          (2,000)
                                                   ---------        ---------

Utilized                                           $ 398,426        $ 328,000
                                                   =========        =========

As at December 31, 2007, the Company had arranged a $500 million authorized senior credit facility with a syndicate of banks. Advances under the facilities can be drawn and currently bear interest as follows:

       Prime rate plus 0.95%
       Bankers' Acceptance rate plus 1.95%
       LIBOR rate plus 1.95%

At December 31, 2007 prime and 30 day bankers acceptance rates were 6.0% and 4.6% respectively.

Margins are determined based on the ratio of total consolidated debt to consolidated cash flow. The facilities reached term on July 4, 2007 and were renewed under the same terms and conditions to July 2, 2008. If not renewed in 2008 they will mature 366 days later on July 3, 2009.

The senior credit facilities are secured by a first fixed and floating charge debenture in the amount of $1.0 billion covering all the Company's assets and undertakings.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

7.   SENIOR TERM NOTES

As at December 31,                                         2007           2006
                                                      ---------      ---------

Senior term notes
  US$450 million, 7.625% due December 1, 2013         $ 444,645      $ 524,385
  Unamortized transaction costs                         (10,883)             -
                                                      ---------      ---------

Carrying value                                        $ 433,762      $ 524,385
                                                      =========      =========

On November 22, 2005, a wholly owned subsidiary of the Company issued US$300 million senior term notes maturing December 1, 2013. On April 4, 2006, an additional US$150 million was issued under the same terms and conditions as the original issue. The notes bear interest at 7.625%, are unsecured and are subordinate to the Company's bank credit facilities. The yield to maturity, using the effective interest method, was 8.840% as at December 31, 2007.

Pursuant to the adoption of Handbook Section 3855, "FINANCIAL INSTRUMENTS - RECOGNITION AND MEASUREMENT", transaction costs relating to the issue of the senior term notes reduce the carrying value of the notes as disclosed in Note 2.

The notes are not redeemable by the Company prior to December 1, 2009, except in limited circumstances. After that time, they can be redeemed in whole or part, at the rates indicated below:

       December 1, 2009                                   103.813%
       December 1, 2010                                   101.906%
       December 1, 2011 and thereafter                    100.000%

During the year the Company entered into foreign exchange contracts as outlined in Note 17a (iii) which fixed the repayment, in Canadian dollars at December 1, 2010, being the second call date, as outlined in the senior note agreement.

8.   INTEREST AND FINANCE CHARGES

Amounts charged to expense during the year ended are as follows:

Years ended December 31,                             2007      2006      2005
                                                  -------   -------   -------

Interest on bank debt, net                        $22,476   $14,243   $11,520
Interest on senior term notes                      38,345    35,880    20,912
Other finance charges                               2,672     3,952     2,519
                                                  -------   -------   -------

Total                                             $63,493   $54,075   $34,951
                                                  =======   =======   =======

Other finance charges include lease financing, bank service charges and fees as well as other miscellaneous expenses.

The effective interest rate on bank debt at December 31, 2007 was 6.5% (2006 - 5.6%).

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

9.   OTHER ASSETS

As at December 31,                                          2007        2006
                                                         -------     -------

Deferred financing charges                               $     -     $14,008
Defined benefit pension plan                                 277         125
Other                                                         14          11
                                                         -------     -------

Other assets                                             $   291     $14,144
                                                         =======     =======

On January 1, 2007 financing costs related to the issuance of senior term notes were reclassified from other assets to senior term notes, as disclosed in Note 2.

10.  FOREIGN EXCHANGE (GAIN) LOSS

Amounts charged to foreign exchange (gain) loss during the year ended were as follows:

Years ended December 31,                              2007      2006       2005
                                                  --------   -------   --------

Foreign exchange gain on translation of US$ debt  $(79,740)  $  (665)  $ (7,808)
Other foreign exchange (gain) loss                   1,023      (226)       455
                                                  --------   -------   --------

Total                                             $(78,717)  $  (891)  $ (7,353)
                                                  ========   =======   ========

11.  ASSET RETIREMENT OBLIGATIONS

The following table presents the reconciliation of the beginning and ending aggregate carrying amount of the obligations associated with the retirement of oil and natural gas assets:

As at December 31,                                          2007           2006
                                                        --------       --------

Asset retirement obligations, beginning of year         $ 29,791       $ 20,770
Liabilities incurred                                       8,719          7,031
Liabilities settled and disposed                          (4,532)          (267)
Accretion expense                                          2,718          2,257
                                                        --------       --------

Asset retirement obligations, end of year               $ 36,696       $ 29,791
                                                        ========       ========

The total undiscounted amount of estimated cash flows required to settle the obligations was $246.6 million (2006 - $233.0 million), which has been discounted using a credit-adjusted risk free rate of 10.8% (2006 - 10.6%). Due to the Company's long reserve life, the majority of these obligations are not expected to be settled until well into the future. Settlements will be funded from general Company resources at the time of retirement and removal.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

12.  CAPITAL STOCK

a)   AUTHORIZED

     The Company is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares, issuable in series.

b)   ISSUED AND OUTSTANDING

      As at December 31,                    2007                    2006
                                  ---------------------   ---------------------
                                     NUMBER                              Number
                                         OF                                  of
                                     SHARES      AMOUNT      Shares      Amount
                                  ---------   ---------   ---------   ---------
                                     (000s)                   (000s)
     Common shares outstanding,
      beginning of year             128,503   $ 231,992     127,263   $ 226,444
      Shares issued under stock
       option plan                      993       4,603       1,489       5,993
      Shares repurchased               (398)       (724)       (249)       (445)
                                  ---------   ---------   ---------   ---------

     Common shares outstanding,
      end of year                   129,098   $ 235,871     128,503   $ 231,992
                                    =======   =========     =======   =========

     The Company has, on an annual basis, instituted a normal course issuer bid program. Under the current program, the Company may purchase for cancellation up to 6,000,000 of its common shares, representing approximately 5.0% of the issued and outstanding common shares at the time the bid received regulatory approval.

     During the year, the Company purchased for cancellation 398,300 common shares at an average price of $9.98 per share (2006 - 248,900 common shares at an average price of $13.79 per share) pursuant to the normal course issuer bid. The excess of the purchase price over book value has been charged to retained earnings.

c)   SHAREHOLDER RIGHTS PLAN

     The Company has a shareholder rights plan (the "Plan") to ensure all shareholders are treated fairly in the event of a take-over offer or other acquisition of control of the Company.

     Pursuant to the Plan, the Board of Directors authorized and declared the distribution of one Right in respect of each common share outstanding. In the event that an acquisition of 20% or more of the Company's shares is completed and the acquisition is not a permitted bid, as defined by the Plan, each Right will permit the holder, other than holders not in compliance with the plan, to acquire a common share at a 50% discount to the market price at that time.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

13.  STOCK-BASED COMPENSATION PLANS

a)   STOCK OPTION PLAN

     The Company has a stock option plan for employees, including directors and officers. The exercise price of each option approximated the market price for the common shares on the date the option was granted. Options granted under the plan before June 1, 2003 are fully exercisable and will expire ten years after the grant date. Options granted under the plan after June 1, 2003 are generally fully exercisable after four years and expire five years after the grant date.

     The following tables summarize the information relating to stock options:

      As at December 31,                      2007                  2006
                                      ---------------------  -------------------
                                                   WEIGHTED             Weighted
                                                    AVERAGE              average
                                        STOCK      EXERCISE    Stock    exercise
                                      OPTIONS         PRICE  options       price
                                      -------     ---------  -------   ---------
                                       (000S)                 (000s)

     Outstanding, beginning of year    11,611     $    7.79   11,446   $    6.13
       Granted                          2,074     $   11.02    2,228   $   13.99
       Exercised                         (993)    $    3.47   (1,489)  $    3.14
       Forfeited                         (608)    $   11.97     (574)  $   10.92
                                      -------     ---------   ------   ---------

     Outstanding, end of year          12,084     $    8.49   11,611   $    7.79
                                      -------     ---------   ------   ---------

     Exercisable, end of year           7,240     $    6.20    6,593   $    4.82
                                      =======     =========   ======   =========

     The range of exercise prices of stock options outstanding and exercisable at December 31, 2007 is as follows:

                                              Outstanding Options           Exercisable Options
                                 ---------------------------------------  ------------------------
                                                 Weighted
                                  Number of      average     Weighted                    Weighted
                                   options      remaining    average       Number of      average
                                 outstanding   contractual   exercise       options      exercise
     RANGE OF EXERCISE PRICES      (years)        life         price      outstanding      price
                                 ------------  -----------   -----------  ------------  ----------
                                     (000s)                                   (000s)
     $1.45 - $3.99                  2,665         2.6        $    2.72      2,665       $    2.72
     $4.00 - $6.99                  2,013         2.7        $    4.94      1,995       $    4.93
     $7.00 - $9.99                  1,533         2.2        $    7.94        884       $    7.63
     $10.00 - $11.99                2,740         3.4        $   11.19        633       $   10.92
     $12.00 - $13.99                1,713         2.7        $   12.63        698       $   12.61
     $14.00 - $18.39                1,420         3.1        $   14.69        365       $   14.70
                                   ------      ------        ---------      -----       ---------

                                   12,084         2.9        $    8.49      7,240       $    6.20
                                   ======      ======        =========      =====       =========

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

13.  STOCK-BASED COMPENSATION PLANS (CONTINUED)

     The Company has recorded stock-based compensation expense in the consolidated statement of earnings and other comprehensive income for stock options granted to employees, directors, and officers after January 1, 2003 using the fair value method.

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with weighted average assumptions for grants as follows:

     Years ended December 31,                             2007     2006     2005
                                                      -------- -------- --------

     Weighted average fair value of options granted   $   4.23 $   6.90 $   5.45
     Risk-free interest rate                              4.1%     4.0%     3.6%
     Expected life (years)                                5.0      5.0      5.0
     Expected volatility                                 39.0%    43.5%    43.9%

     The following table presents the reconciliation of contributed surplus with respect to stock-based compensation:

     As at December 31,                                        2007        2006
                                                           --------    --------

     Contributed surplus, beginning of year                $ 16,974    $  9,173
     Stock-based compensation expense                         8,416       9,121
     Stock options exercised                                 (1,157)     (1,320)
                                                           --------    --------

     Contributed surplus, end of year                      $ 24,233    $ 16,974
                                                           ========    ========

b)   SHARE APPRECIATION RIGHTS PLAN

     CICA Handbook section 3870 requires recognition of compensation costs with respect to changes in the intrinsic value for the variable component of fixed share appreciation rights ("SARs"). During the years ended December 31, 2007, 2006 and 2005, there were no significant compensation costs related to the outstanding variable component of these SARs. The liability related to the variable component of these SARs amounts to $1.0 million, which is included in accounts payable as at December 31, 2007 (2006 - $1.2 million). All outstanding SARs having a variable component expire at various times through 2011.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

13.  STOCK-BASED COMPENSATION PLANS (CONTINUED)

c)   EMPLOYEE RETENTION PROGRAM

     In recognition of the shortage of qualified personnel that existed within the industry, the Company implemented an Employee Retention program in July 2006 for its existing employees at the time, excluding officers and directors. Under the program, the Company incurred additional compensation costs of $4.0 million, in July 2007, $2.6 million of which was recognized in 2007 and the balance in 2006. Amounts paid under the program were determined in relation to the market value of the Company's capital stock and accordingly have been included in stock-based compensation. No further obligation exists pursuant to this program.

14.  PER SHARE AMOUNTS

The following table summarizes the common shares used in calculating net earnings per common share:

Years ended December 31,                            2007      2006      2005
                                                 -------   -------   -------
                                                  (000s)    (000s)     (000s)

Weighted average common shares
  outstanding - basic                            128,993   127,820   125,627
Effect of stock options                            3,546     5,806     6,040
                                                 -------   -------   -------

Weighted average common shares
  outstanding - diluted                          132,539   133,626   131,667
                                                 =======   =======   =======

In calculating diluted earnings per common share for the year ended December 31, 2007, the Company excluded 5,553,700 options (2006 - 1,537,100, 2005 -
331,800) as the exercise price was greater than the average market price of its common shares in those years.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

15.  DEFINED BENEFIT PENSION PLAN

There are 35 employees of MPP currently enrolled in a co-sponsored, defined benefit pension plan. Information relating to the MPP retirement plan is outlined below:

As at December 31,                                              2007       2006
                                                             -------    -------

Accrued benefit obligation
   Accrued benefit obligation - beginning of year            $ 7,717    $ 7,562
   Current service cost                                          401        368
   Interest cost                                                 403        387
   Benefits paid                                                (121)      (392)
   Actuarial (gain) loss                                        (705)      (208)
                                                             -------    -------

   Accrued benefit obligation - end of year                  $ 7,695    $ 7,717
                                                             =======    =======

Fair value of plan assets
   Fair value of plan assets - beginning of year             $ 6,635    $ 5,839
   Employee contributions                                         87         82
   Employer contributions                                        460        439
   Benefits paid                                                (121)      (392)
   Actual return on plan assets                                 (164)       667
                                                             -------    -------

   Fair value of plan assets - end of year                   $ 6,897    $ 6,635
                                                             =======    =======

Accrued benefit asset
   Funded status - plan assets less than benefit obligation  $  (798)   $(1,082)
   Unamortized net actuarial loss                                352        414
   Unamortized past service costs                                723        793
                                                             -------    -------

   Accrued benefit asset, included in other assets (Note 9)  $   277    $   125
                                                             =======    =======

Economic assumptions used to determine benefit obligation and periodic expense were:

Years ended December 31,                                       2007        2006
                                                            -------    --------

Discount rate                                                  5.0%        5.0%
Expected rate of return on assets                              7.0%        7.0%
Rate of compensation increase                                  3.5%        3.5%
Average remaining service period of covered employees      16 YEARS    16 years

Actuarial evaluations are required every three years, the next evaluation being January 1, 2009.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

15.  DEFINED BENEFIT PENSION PLAN (CONTINUED)

Pension expense, included in MPP operating costs, is as follows:

Years ended December 31,                                        2007       2006
                                                               -----      -----

Current service cost, net of employee contributions            $ 307      $ 292
Interest on accrued benefit obligation                           403        387
Return on assets                                                (479)      (407)
Amortization of past service cost                                 69         69
Amortization of net actuarial loss                                 -          9
                                                               -----      -----

Pension expense, included in operating expense                 $ 300      $ 350
                                                               =====      =====

MPP expects to contribute $547 thousand to the plan in 2008.

16.  INCOME TAXES

a) The following table reconciles income taxes calculated at the Canadian statutory rate with actual income taxes:

     Years ended December 31,                                  2007          2006          2005
                                                          ---------     ---------     ---------
     Earnings before taxes and non-controlling interest   $ 108,963     $ 130,457     $ 145,247
                                                          ---------     ---------     ---------

     Canadian statutory rate                                   32.1%         34.5%         37.6%
     Expected income taxes                                $  34,977     $  45,008     $  54,613
     Effect on taxes resulting from:
       Non-deductible Crown charges                               -         2,145        15,061
       Resource allowance                                         -        (1,987)      (11,980)
       Non-deductible stock-based compensation                2,704         3,147         2,221
       Federal capital tax                                        -             -         1,896
       Effect of tax rate changes                           (50,470)      (49,655)       (5,764)
       Non-taxable capital (gains) losses                   (11,651)         (115)            -
       Other                                                 (1,995)       (2,135)        1,341
                                                          ---------     ---------     ---------

     Provision for income taxes                           $ (26,435)    $  (3,592)    $  57,388
                                                          =========     =========     =========

     Current
       Income taxes                                       $      17     $      44     $   3,175
       Federal capital taxes                                      -             -         1,896
     Future                                                 (26,452)       (3,636)       52,317
                                                          ---------     ---------     ---------

                                                          $ (26,435)    $  (3,592)    $  57,388
                                                          =========     =========     =========

     Effective tax rate                                      (24.3)%        (2.8)%        39.5%
                                                          =========     =========     =========

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

16.  INCOME TAXES (CONTINUED)

     A significant portion of the Company's taxable income is generated by a partnership. Income taxes are incurred on the majority of the partnership's taxable income in the year following its inclusion in the Company's consolidated net earnings. Current income tax is dependent upon the amount of capital expenditures incurred and the method of deployment.

     The Canadian federal government, during the fourth and second quarters of 2007 and the second quarter of 2006, and the Alberta government, during the second quarter of 2006 enacted income tax rate changes.

b)   Future income taxes are classified on the balance sheet as:

      As at December 31,                                          2007         2006
                                                             ---------    ---------
     Current asset                                           $  (2,606)   $  (1,479)
     Current liability                                             542        7,269
     Non-current liability                                     293,494      302,690
                                                             ---------    ---------

     Net future income tax liability                         $ 291,430    $ 308,480
                                                             =========    =========

      The net future income tax liability is comprised of:

     As at December 31,                                           2007         2006
                                                             ---------    ---------

     Future income tax liabilities
       Property and equipment in excess of tax values        $ 252,594    $ 229,936
       Timing of partnership items                              43,857       83,328
       Foreign exchange gain on long-term debt                  18,340        8,729
       Other                                                         -        2,591
     Future income tax assets
       Non-capital losses carried forward                       (5,422)           -
       Attributed Canadian royalty income                       (7,810)      (7,462)
       Asset retirement obligations                             (9,177)      (8,642)
       Other                                                      (952)           -
                                                             ---------    ---------

     Net future income tax liability                         $ 291,430    $ 308,480
                                                             =========    =========

     The non-capital losses available for carry forward to reduce taxable income in future years expire between 2011 and 2026.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

17.  FINANCIAL INSTRUMENTS

     DERIVATIVE FINANCIAL INSTRUMENTS AND RISK MANAGEMENT ACTIVITIES

     The Company is exposed to risks from fluctuations in commodity prices, interest rates, and Canada/US currency exchange rates. The Company utilizes various derivative financial instruments for non-trading purposes to manage and mitigate its exposure to these risks. Effective January 1, 2004, the Company elected to account for all derivative financial instruments using the mark-to-market method.

     On January 1, 2007 the Company adopted the new financial instrument recognition, measurement, presentation and disclosure requirements of the CICA as disclosed in Note 2 (b) to these consolidated financial statements. Certain items have been reclassified as a reduction to opening retained earnings, net of tax, as prescribed in the transitional provisions.

     Risk management activities during the year, utilizing derivative instruments, relate to commodity price economic hedges, a fixed price power contract, foreign currency contracts and cross currency interest rate swap arrangements.

a)   UNREALIZED RISK MANAGEMENT GAINS AND LOSSES AS AT DECEMBER 31, 2007

     i)   BALANCE SHEET CLASSIFICATION

     As at December 31, 2007, the Company had outstanding financial instrument contracts for both commodity price risk management and foreign currency risk management expiring at various periods to December 2010. These contracts were valued on a mark-to-market basis as at December 31, 2007 and the unrealized gains and losses relating to these contracts are recorded on the consolidated balance sheets as follows:

                                     COMMODITY    FOREIGN       2007       2006
     AS AT DECEMBER 31, 2007         CONTRACTS   CURRENCY      TOTAL      TOTAL
                                      --------   --------   --------   --------
     UNREALIZED GAIN
       Current asset                  $  1,790   $     45   $  1,835   $ 22,625
       Non-current asset                     -     14,320     14,320          -
     UNREALIZED LOSS
       Current liability                     -     (8,832)    (8,832)    (4,604)
       Non current liability                 -     (1,585)    (1,585)    (6,816)
                                      --------   --------   --------   --------
     TOTAL UNREALIZED GAINS (LOSSES)  $  1,790   $  3,948   $  5,738   $ 11,205
                                      ========   ========   ========   ========

     The amounts relating to commodity price risk management and foreign exchange risk management, respectively, are disclosed below:

     ii)   COMMODITY PRICE RISK MANAGEMENT

     The Company enters into economic hedge transactions relating to crude oil and natural gas prices to mitigate volatility in commodity prices and the resulting impact on cash flow. The contracts entered into are forward transactions providing the Company with a range of prices on the commodities sold. Prices are marked to industry benchmarks specifically AECO spot for gas contracts and WTI NYMEX for oil contracts and are valued in Canadian dollars unless otherwise disclosed. Outstanding economic hedge contracts at December 31, 2007 are:

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

17.  FINANCIAL INSTRUMENTS (CONTINUED)

                                                DAILY                              MARK-
                                              NOTIONAL           AVERAGE         TO-MARKET
      COMMODITY               TERM             VOLUME             PRICE            GAIN
      ---------               ----             ------             -----            ----
      Natural gas
        Collar          Nov./07 - Mar./08     9,524mcf     $8.27 - $10.50/mcf    $   1,416
      Electricity       Jan./06 - Dec./08       2.5MW      $55.00/MWh                  374
                                                                                 ----------
                                                                                 $   1,790
                                                                                 =========

     The gains and losses realized during the year on the electricity contract are included in operating expenses.

     Subsequent to December 31, 2007, the Company entered into the following commodity contracts:

     Natural gas
       Collar        Apr./08 - Oct./08      52,381 mcf      $7.33 - $8.48/mcf
       Fixed         Apr./08 - Oct./08      19,048 mcf      $7.86/mcf
       Collar        Nov./08 - Mar./09      28,571 mcf      $8.40 - $10.00/mcf
       Fixed         Nov./08 - Mar./09       9,524 mcf      $8.51/mcf
     Oil
       Fixed         Mar./08 - Dec./08       1,000 bbl      US$93.00/bbl

     iii) FOREIGN CURRENCY RISK MANAGEMENT

     The Company is exposed to fluctuations in the exchange rate between the Canadian dollar and the US dollar. Crude oil and to a certain extent natural gas prices are based upon reference prices denominated in US dollars, while the majority of the Company's expenses are denominated in Canadian dollars. When appropriate, the Company enters into agreements to fix the exchange rate of Canadian dollars to US dollars in order to manage the risk.

     Concurrent with the issuance of 9.90% Senior Notes in 2002, the Company entered into cross currency interest rate swap arrangements expiring May 2009 that convert fixed rate US dollar denominated interest obligations into floating rate Canadian dollar denominated interest obligations. On purchase of the majority of the 9.90% Senior Notes in November 2005, the Company elected not to collapse the cross currency interest rate swap and maintains it as a source of US funds used to settle interest obligations on the 7.625% Senior Notes.

     During the year the Company entered into a series of foreign exchange contracts relating to the US$450 million senior notes due December 1, 2013, effectively fixing the liability in Canadian dollars on December 1, 2010, being the second call date of the senior notes. Additionally, the Company entered into a series of foreign exchange contracts relating to the semi-annual interest settlement obligations until November 30, 2010.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

17.  FINANCIAL INSTRUMENTS (CONTINUED)

     On December 31, 2007, the Company had the following foreign exchange contracts in place:

                       AMOUNT                   AMOUNT                                                   MARK TO
        CONTRACT         USD         RATE         CDN                TERM                                 MARKET
        --------         ---         ----         ---                ----                                 ------
    Currency Swap     $450,000,000  96.9750   $436,387,500  Matures on December 1, 2010                  $ 14,146
    Currency Swap     $78,435,000   99.5500    $78,082,043  Equal payments on May 30 and Nov. 30 until        219
                                                            2010
    Cross Currency
    Interest Rate                  BA plus
    Swap              $24,502,500    4.845%    $34,627,785  Equal payments on May 15 and Nov. 15 until   (10,417)
                                                            2009
                                                                                                         ---------
    Total unrealized foreign exchange gain                                                               $  3,948
                                                                                                         ========

b)   RISK MANAGEMENT (GAIN) LOSS

     Risk management gains and losses recognized in the consolidated statements of earnings and other comprehensive income during the periods relating to commodity prices and foreign currency transactions are summarized below:

                                               COMMODITY    FOREIGN
            YEAR ENDED DECEMBER 31, 2007       CONTRACTS    CURRENCY      TOTAL
                                               ---------   ---------   --------
     Unrealized
       Change in fair value                    $ 20,834    $(15,367)   $  5,467
                                               --------    --------    --------

     Realized cash settlements                  (19,220)      7,739     (11,481)
                                               --------    --------    --------

     Total (gain) loss                         $  1,614    $ (7,628)   $ (6,014)
                                               ========    ========    ========


                                              Commodity      Foreign
     Year ended December 31, 2006             Contracts     Currency      Total
                                              ----------   ---------   --------
     Unrealized
       Amortization of deferred loss           $      -    $  1,642    $  1,642
       Change in fair value                     (25,775)     (3,389)    (29,164)
                                               --------    --------    --------
                                                (25,775)     (1,747)    (27,522)
     Realized cash settlements                  (39,217)      3,018     (36,199)
                                               --------    --------    --------

     Total (gain) loss                         $(64,992)   $  1,271    $(63,721)
                                               ========    ========    ========


                                               Commodity                Foreign
     Year ended December 31, 2005              Contracts   Currency       Total
                                               --------    --------    --------
     Unrealized
       Amortization of deferred loss           $      -    $  1,642    $  1,642
       Change in fair value                       5,136       3,393       8,529
                                               --------    --------    --------
                                                  5,136       5,035      10,171
     Realized cash settlements                    9,663        (532)      9,131
                                               --------    --------    --------

     Total loss                                $ 14,799    $  4,503    $ 19,302
                                               ========    ========    ========

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

17.  FINANCIAL INSTRUMENTS (CONTINUED)

c)   CREDIT RISK MANAGEMENT

     Accounts receivable include amounts receivable for oil and natural gas sales which are generally made to large credit worthy purchasers and amounts receivable from joint venture partners which are generally recoverable from production. Accordingly, the Company views credit risks on these amounts as low.

     The Company is exposed to losses in the event of non-performance by counter-parties to financial instruments. The Company deals with major financial institutions and believes these risks are minimal.

d)   FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

     Held for trading financial assets and liabilities are carried at fair value. The carrying value of accounts receivable, accounts payable, and bank debt approximate fair value due to the short term nature of these instruments and variable rates of interest. The senior term notes trade in the US and the estimated fair value was determined using quoted market prices.

      As at December 31,                       2007                   2006
                                      CARRYING       FAIR    Carrying       Fair
                                        AMOUNT      VALUE      Amount      Value
     FINANCIAL ASSETS
        Held-for-trading
          Cash                        $  8,665   $  8,665    $ 11,876   $ 11,876
          Other current assets          19,772     19,772      22,869     22,869
        Loans and receivables
          Accounts receivable         $ 80,331   $ 80,331    $ 83,535   $ 83,535
     FINANCIAL LIABILITIES
        Other financial liabilities
          Accounts payable            $147,983   $147,983    $141,443   $141,443
          Bank debt                    398,426    398,426     328,000    328,000
          Senior term notes            433,762    415,743     524,385    503,410

     The fair value of derivative financial instruments related to risk management activities, classified as held-for-trading, are disclosed elsewhere in this note.

18.  CASH FLOW

Changes in non-cash working capital items increased (decreased) cash as follows:

Years ended December 31,                           2007        2006        2005
                                               --------    --------    --------

Accounts receivable and other current assets   $(11,614)   $ 24,395    $(17,672)
Accounts payable                                  6,540     (62,425)     78,385
                                               --------    --------    --------

                                               $ (5,074)   $(38,030)   $ 60,713
                                               ========    ========    ========
Net change in non-cash working capital
Relating to:
  Operating activities                         $(23,366)   $ 19,823    $  6,612
  Investing activities                           18,292     (57,853)     54,101
                                               --------    --------    --------

                                               $ (5,074)   $(38,030)   $ 60,713
                                               ========    ========    ========

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

18.  CASH FLOW (CONTINUED)

Amounts paid during the year relating to interest expense and capital taxes were as follows:

Years ended December 31,                           2007        2006        2005
                                                -------     -------     -------

Interest paid                                   $60,976     $48,857     $31,444
                                                =======     =======     =======

Current income taxes paid                       $    41     $    14     $ 4,101
                                                =======     =======     =======

19.  COMMITMENTS AND CONTINGENT LIABILITIES

a)   COMMITMENTS

     The Company has committed to certain payments over the next five years, as follows:

                                   2008      2009      2010      2011      2012
                                -------   -------   -------   -------   -------

Operating leases                $ 3,811   $ 3,325   $   505   $     -   $     -
Office facilities                 4,351     4,921     6,160     5,484     5,569
MPP partnership distributions     9,172     3,057         -         -         -
                                -------   -------   -------   -------   -------

                                $17,334   $11,303   $ 6,665   $ 5,484   $ 5,569
                                =======   =======   =======   =======   =======

The Company has entered into a lease agreement for new office facilities commencing 2009. Annual commitments under the lease agreement are approximately $5.6 million per year for the 10 year term. The commitment remaining on the office facilities subsequent to 2012 is $33.6 million and the total of all commitments, to expiry, is $80 million.

b)   LEGAL PROCEEDINGS

     The Company is involved in various legal claims associated with normal operations. These claims, although unresolved at the current time, in management's opinion, are not significant and are not expected to have a material impact on the financial position or results of operations of the Company.

20.  SUBSEQUENT EVENTS

On January 23, 2008, Compton announced its budget for 2008 and the Company's longer term plans for 2009 and 2010. On January 29, 2008, the Company received a letter from Centennial Energy Partners LLC, a major shareholder of the Company, wherein they restated comments contained in a letter to the Company dated December 14, 2007, that in their opinion, a major discount had developed between the underlying value of the Company's asset base and its share price. Additionally, they expressed concerns that the Company's plans, as announced, would not eliminate the discount and require Compton shareholders' to assume significant execution risk, commodity price risk and stock market risk for minimal per-share return and requested that the Company be put up for sale.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

20.  SUBSEQUENT EVENTS (CONTINUED)

In response to Centennial's concerns, the Board of Directors, in a news release dated February 28, 2008, announced that it would conduct a formal review of the Company's business plans and alternatives for enhancing shareholder value, and had appointed independent financial advisors to assist the Company in the conduct of this review.

The Company has estimated that during 2008, Compton will incur direct costs associated with, and costs resulting from, the process that could total approximately $22 million. These expenses will be recognized throughout the year as they occur.

In addition to the above, cash outlays associated with change of control provisions relating to the Company's senior notes, Mazeppa Processing Partnership arrangements, and employee contracts could result depending upon the outcome of the review.

21.  UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING

RECONCILIATION OF CONSOLIDATED FINANCIAL STATEMENTS TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which, in most respects, conforms to accounting principles generally accepted in the United States of America ("US GAAP"). The significant differences in those principles, as they apply to the Company's statements of earnings and other comprehensive income, balance sheets, and statements of cash flow, are described below.

RECONCILIATION OF NET EARNINGS UNDER CANADIAN GAAP TO US GAAP:

For the years ended December 31,                  2007         2006         2005
                                             ---------    ---------    ---------

Net earnings for year, as reported           $ 129,266    $ 127,426    $  81,326

Adjustments
  Depletion and depreciation, net (Note a)        (625)      (7,744)         650
  Risk management gain, net (Note c)                 -        1,166        1,067
  Business combination, net (Note g)              (201)           -            -
                                             ---------    ---------    ---------

Net earnings - US GAAP                       $ 128,440    $ 120,848    $  83,043
                                             =========    =========    =========

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

21.  UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

CONSOLIDATED STATEMENTS OF EARNINGS - US GAAP

For the years ended December 31,                  2007         2006        2005
                                             ---------    ---------   ---------

Revenue, net of royalties                    $ 398,309    $ 417,160   $ 431,524
Expenses
  Operating                                    101,478      102,643      73,164
  Transportation                                12,615       12,564      10,858
  General and administrative                    31,328       26,231      21,223
  Interest and finance charges                  63,493       54,075      55,701
  Depletion and depreciation (Note a)          152,244      153,964     104,525
  Foreign exchange gain                        (78,717)        (891)     (7,353)
  Accretion of asset retirement obligations      2,718        2,257       1,975
  Stock-based compensation                      11,034       10,488       5,903
  Guarantee (Note f)                                 -         (375)       (375)
  Loss on equity investment (Note g)               159            -           -
  Risk management (gain) loss (Note c)          (6,014)     (65,363)     17,660
                                             ---------    ---------   ---------
  Earnings before taxes and
    non-controlling interest                   107,971      121,567     148,243
  Income tax (recovery) expense (Note a, g)    (26,602)      (6,279)     58,292
  Non-controlling interest (Note f)              6,133        6,998       6,908
                                             ---------    ---------   ---------

Net earnings -  US GAAP                      $ 128,440    $ 120,848   $  83,043
                                             =========    =========   =========
Net earnings per common share - US GAAP
Basic                                        $    1.00    $    0.95   $    0.66
                                             =========    =========   =========
Diluted                                      $    0.97    $    0.90   $    0.63
                                             =========    =========   =========

CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME- US GAAP

For the years ended December 31,                  2007         2006        2005
                                             ---------    ---------   ---------

Net earnings - US GAAP                       $ 128,440    $ 120,848   $  83,043
Defined benefit pension plan (Note e)               67            -           -
                                             ---------    ---------   ---------

Comprehensive income                         $ 128,507    $ 120,848   $  83,043
                                             =========    =========   =========


CONSOLIDATED  STATEMENTS OF ACCUMULATED OTHER COMPREHENSIVE  INCOME (LOSS)
- US GAAP

As at December 31,                                2007         2006        2005
                                             ---------    ---------   ---------

Balance, beginning of year                   $    (893)   $       -   $       -
Defined benefit pension plan (Note e)               67         (893)          -
                                             ---------    ---------   ---------

Balance, end of year                         $    (826)   $    (893)  $       -
                                             =========    =========   =========

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

21.  UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

CONDENSED CONSOLIDATED BALANCE SHEETS

As at December 31,                                    2007                         2006
                                           -------------------------    -------------------------
                                           AS REPORTED       US GAAP    As reported       US GAAP
                                           -----------   -----------    -----------   -----------
Assets
  Cash                                     $     8,665   $     8,665    $    11,876   $    11,876
  Other current assets                         104,544       104,544        130,508       130,508
  Property and equipment (Note a)            2,116,834     2,106,073      1,977,062     1,967,135
  Goodwill (Note g)                              9,933         9,732          7,914         7,914
  Other assets (Notes d, e)                        291         9,403         14,144        12,160
  Deferred risk management loss (Note c)             -             -          3,968             -
  Unrealized risk management gain               14,320        14,320              -             -
                                           -----------   -----------    -----------   -----------

                                           $ 2,254,587   $ 2,252,737    $ 2,145,472   $ 2,129,593
                                           ===========   ===========    ===========   ===========

Liabilities and shareholders' equity
  Current liabilities                      $   157,357   $   157,357    $   153,316   $   153,316
  Long term debt (Note d)                      832,188       841,577        852,385       850,526
  Asset retirement obligations                  36,696        36,696         29,791        29,791
  Unrealized risk management loss                1,585         1,585          6,816         6,816
  Guarantee obligation (Note f)                      -             -              -           873
  Unfunded pension liability (Note e)                -           798              -         1,082
  Future income taxes (Notes a, e)             293,494       290,203        302,690       297,755
  Non-controlling interest (Note f)             63,311        63,311         66,350        65,477
                                           -----------   -----------    -----------   -----------

                                             1,384,631     1,391,527      1,411,348     1,405,636
                                           -----------   -----------    -----------   -----------

  Capital stock  (Note b)                      235,871       265,858        231,992       261,979
  Contributed surplus                           24,233        24,233         16,974        16,974
  Retained earnings                            609,852       571,945        485,158       445,897
  Accumulated other comprehensive
  income (loss) (Note e)                             -          (826)             -          (893)
                                           -----------   -----------    -----------   -----------

                                               869,956       861,210        734,124       723,957
                                           -----------   -----------    -----------   -----------

                                           $ 2,254,587   $ 2,252,737    $ 2,145,472   $ 2,129,593
                                           ===========   ===========    ===========   ===========

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

21.   UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

For the years ended December 31,                   2007         2006         2005
                                              ---------    ---------    ---------
Operating activities
  Net earnings                                $ 128,440    $ 120,848    $  83,043
  Amortization of deferred charges
     and other                                    3,417        1,996       22,940
  Depletion and depreciation                    152,245      153,964      104,525
  Accretion of asset retirement obligations       2,718        2,257        1,975
  Unrealized foreign exchange gain              (79,740)        (665)      (7,808)
  Future income taxes                           (26,619)      (6,323)      53,221
  Unrealized risk management (gain) loss          5,467      (29,164)       8,529
  Loss on equity investment                         159            -            -
  Other                                          10,107       13,392       11,687
  Change in non-cash working capital            (23,366)      19,823        6,612
                                              ---------    ---------    ---------

Cash from operating activities                  172,828      276,128      284,724
                                              ---------    ---------    ---------

Cash from financing activities                   60,725      308,170      172,849
                                              ---------    ---------    ---------

Cash used in investing activities              (236,764)    (581,376)    (458,687)
                                              ---------    ---------    ---------

Change in cash                                   (3,211)       2,922       (1,114)

Cash, beginning of year                          11,876        8,954       10,068
                                              ---------    ---------    ---------

Cash, end of year                             $   8,665    $  11,876    $   8,954
                                              =========    =========    =========

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

a)   FULL COST ACCOUNTING

     The full cost method of accounting for crude oil and natural gas operations under Canadian and US GAAP differ in the following respects.

     Under US GAAP, an impairment test is applied to ensure the unamortized capitalized costs in each cost centre do not exceed the sum of the present value, discounted at 10%, of the estimated constant dollar, future net operating revenue from proved reserves plus unimpaired unproved property costs less applicable taxes. Under Canadian GAAP, a similar impairment test calculation is performed with the exception that cash flows from proved reserves are undiscounted and utilize forecasted pricing to determine whether impairments exist. If impairment exists, then the amount of the write down is determined using the fair value of reserves. Under SEC regulations, the excess above the ceiling is not expensed if, subsequent to the end of the period, but prior to the release of the financial statements, oil and natural gas prices increase sufficiently such that an excess above the ceiling would have been eliminated if the increased prices were used in the calculation.

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

21.  UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

     The Company has completed an impairment test calculation at December 31, 2007 which indicated an impairment of its oil and natural gas properties of approximately $105 million, net of tax (December 31, 2006 - $52 million). However, natural gas prices subsequent to December 31, 2007 and 2006 improved sufficiently to eliminate this calculated impairment. As a result, the Company was not required to record a write-down of its oil and natural gas properties, in either year, under the full cost method of accounting. Based on spot prices for oil and natural gas as of December 31, 2007, commodity hedges increased the full cost ceiling by $1.1 million (December 31, 2006 - $21.1 million), net of income tax.

     Depletion and depreciation on property and equipment is provided using the unit-of-production method under Canadian and US GAAP. Both methods also use proved reserves to determine the rate. However, for Canadian GAAP, proved reserves are determined using forecasted prices whereas US GAAP applies constant prices. This reconciliation item resulted in a $0.8 million increase to depletion and depreciation expense for US GAAP purposes during the year ended December 31, 2007 (2006 - $10.9 million, 2005 - $1.0 million decrease).

b)   FUTURE INCOME TAXES

     Under US GAAP, enacted tax rates are used to calculate future taxes, whereas Canadian GAAP uses substantively enacted tax rates. The future income tax adjustments included in the reconciliation of net earnings under Canadian GAAP to US GAAP and the balance sheet effects include the effect of such rate differences, if any, as well as the tax effect of the other reconciling items noted.

     US GAAP requires flow-through shares be recorded at their fair value without any adjustment for the renouncement of the tax deductions and any temporary difference resulting from the renouncement must be recognized in the determination of tax expense in the year incurred.

     The cumulative retained earnings adjustment relating to flow-through shares issued prior to December 31, 2003 was $30.0 million.

     The net future income tax liability is comprised of:

     As at December 31,                                     2007           2006
                                                       ---------      ---------

     Future income tax liabilities
       Property and equipment                          $ 249,552      $ 227,103
       Timing of partnership items                        43,857         83,328
       Foreign exchange gain on long-term debt            18,340          8,729
       Other                                                   -            489
     Future income tax assets
       Non-capital losses carried forward                 (5,422)             -
       Attributed Canadian royalty income                 (7,810)        (7,462)
       Asset retirement obligations                       (9,177)        (8,642)
       Other                                              (1,201)             -
                                                       ---------      ---------

     Future income taxes                               $ 288,139      $ 303,545
                                                       =========      =========

     Net future income taxes                           $ 288,139      $ 303,545
     Current portion, net                                  2,064         (5,790)
                                                       ---------      ---------
     Non-current future income taxes                   $ 290,203      $ 297,755
                                                       =========      =========

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

21.  UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

c)   DERIVATIVE INSTRUMENTS AND HEDGING

     On January 1, 2004, the Company adopted under Canadian GAAP, EIC 128 which required derivatives not designated as hedges to be recorded on the balance sheet as either assets or liabilities at their fair value. Changes in the derivative's fair value are recognized in current period earnings. Under the transitional rules, any gain or loss at the implementation date was deferred and recognized into revenue. At January 1, 2007, the Company adopted the CICA Handbook Section 3855 as disclosed in Note 2 to these consolidated financial statements. Under the new standard, the deferred loss amount was reclassified as an adjustment to opening retained earnings, net of tax, without restatement of prior periods. The deferred loss recognized at January 1, 2004 under Canadian GAAP had already been recognized in earnings for US GAAP. As a result, the deferred amount has now been fully recognized in earnings for both Canadian and US GAAP purposes. The Company has not designated any of its financial instruments as hedges for accounting purposes under US or Canadian GAAP.

d)   DEFERRED FINANCING CHARGES

     Under US GAAP, discounts on long-term debt are classified as a reduction of long-term debt. For Canadian GAAP, prior to 2007, discounts were recorded as deferred financing charges. At January 1, 2007, the Company adopted the CICA Handbook Section 3855 as disclosed in Note 2 to these consolidated financial statements. Under the standard, deferred financing charges are classified as a reduction of senior term notes, without restating prior years and the Company began amortizing these costs using the effective interest method.

     In 2007, as a result of the adoption of 3855, transaction costs, netted within senior term notes under Canadian GAAP, have been reclassified to other assets, to be in compliance with US GAAP.

e)   DEFINED BENEFIT PENSION PLAN

     At December 31, 2006, the Company adopted, for US GAAP purposes SFAS 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FIBS Statements No. 87, 88, 106 and 132(R)". These amendments required the Company to recognize the over or under funded status of defined benefit pension plans on the balance sheet as either an asset or liability and to recognize changes in the funding status through other comprehensive income. The transitional provisions, on adoption, required an adjustment to the closing balance of accumulated other comprehensive income. Canadian GAAP currently requires recognition of the accrued benefit or liability and does not require the Company to recognize the funded status of the plan on the balance sheet.

f)   GUARANTEE

     As disclosed in Note 4 to the consolidated financial statements, MPP has guaranteed payment of certain obligations of its limited partner under a credit agreement between the limited partner and a syndicate of lenders. Canadian GAAP only requires disclosure of this type of financial arrangement. US GAAP, under FIN 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", requires the fair valuation of the guarantee and the inclusion of the liability in the consolidated balance sheets. The offsetting adjustment is reflected as a charge to non-controlling interest.

     The value of the guarantee at December 31, 2007 was estimated to be $nil (December 31, 2006 - $873 thousand).

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

21.  UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

g)   BUSINESS COMBINATION

     On August 15, 2007, the Company closed the acquisition of Stylus as disclosed in Note 3 to these consolidated financial statements. During the five month period prior to close, the Company had acquired 3.7% of the issued and outstanding shares of Stylus on the open market. US GAAP requires retroactive restatement of the initial 3.7% to an equity investment from the date of acquisition to the date of consolidation on change of control. The application of this standard to the acquisition resulted in a current period charge to earnings of $201 thousand and a corresponding adjustment to goodwill.

h)   RECEIVABLE AND PAYABLE AMOUNTS

     As at December 31,                                  2007              2006
                                                      -------           -------
                                                      (in thousands of Canadian
                                                                dollars)
     Accounts receivable includes the following:
       Revenue receivable                             $ 3,854           $ 2,234
       Joint interest receivable                       16,594            16,295
       Accruals                                        56,526            60,663
       Other receivables                                3,357             4,343
                                                      -------           -------

                                                      $80,331           $83,535
                                                      -------           -------

     As at December 31,                                  2007              2006
                                                      -------           -------
                                                      (in thousands of Canadian
                                                                dollars)
     Accounts payable includes the following:
       Trade payables                                 $ 34,342          $ 42,976
       Royalties payable                                 5,956             4,728
       Accruals                                        107,215            90,858
       Other payables                                      470             2,881
                                                      --------          --------

                                                      $147,983          $141,443
                                                      --------          --------

===============================================================================
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007
(Tabular amounts in thousands of dollars, unless otherwise stated)
-------------------------------------------------------------------------------

21.  UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING (CONTINUED)

i)   RECENT ACCOUNTING PRONOUNCEMENTS

     As at January 1, 2007, the Company adopted, for US GAAP purposes, FASB Interpretation No. 48 "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109". The interpretation provides clarification and guidance on financial statement recognition and disclosure of uncertain tax positions taken or anticipated in a tax return. The adoption of this standard has had no material impact on the Company's consolidated financial statements.

     New and revised accounting pronouncements have been evaluated by the Company and it was determined that the following may have a significant impact on the consolidated financial statements:

     i) As of January 1, 2008, the Company will be required to adopt, for US GAAP purposes, SFAS 157 "Fair Value Measurements". The standard provides a common definition of fair value, expands disclosure about fair value measurements, and establishes a methodology for measuring fair value under US GAAP. The Company does not believe that the adoption of this standard should have a material impact on its consolidated financial statements.

     ii) As of January 1, 2008, the Company will be required to adopt, for US GAAP purposes, the measurement requirements under SFAS 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)". This portion of the amended standard requires the Company to measure the funded status of the plan as of the date of the year-end consolidated financial statements. The Company currently measures the funded status of the plan each year-end and believes there should be no significant impact on its consolidated financial statements due to the adoption of this standard.

     iii) As of January 1, 2009, the Company will be required to adopt, for US GAAP purposes, SFAS No. 160, "Non-controlling Interest in Consolidated Financial Statements, an Amendment of ARB No. 51". Under the standard, the non-controlling interest in a subsidiary is to be classified as a separate component of equity. Also, the US consolidated statement of earnings presentation will require net earnings to include the amounts attributable to both the parent and the non controlling interest and to disclose these respective amounts. The Company believes the adoption of the standard should not have a material impact on the consolidated financial statements.

     iv) As of January 1, 2009, the Company will be required to adopt for US GAAP purposes, SFAS 141(R), "Business Combinations", which replaces SFAS 141. This revised standard requires assets and liabilities acquired in a business combination, contingent consideration, and certain acquired contingencies to be measured at fair value as of the date of acquisition. Also, transaction costs are to be recognized separately from the business combination. The Company is assessing the impact this standard will have on its consolidated financial statements for all transactions entered into after the effective date.

SUPPLEMENTAL OIL AND NATURAL GAS INFORMATION (UNAUDITED)

A)   NET PROVED OIL AND NATURAL GAS RESERVES

The net proved oil and natural gas reserve estimates as at December 31, 2007, 2006 and 2005 set forth below were prepared in accordance with guidelines established by the Securities and Exchange Commission and accordingly were based on existing economic and operating conditions. Oil and natural gas prices in effect as of the respective year ends were used without any escalation except in those instances where the sale was covered by contract, in which case the applicable contract price was used. Operating costs, royalties, and future development costs were based on current costs with no escalation.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. Moreover, the present value should not be construed as the current market value of the Company's oil and natural gas reserves or the costs that would be incurred to obtain equivalent reserves. All of the reserves are located in Canada.

Estimated Quantities of Reserves

Years ended December 31,                      2007                    2006                    2005
                                     ---------------------   ---------------------   ---------------------
                                     CRUDE OIL     NATURAL   Crude oil     Natural   Crude oil     Natural
                                       & NGL'S       GAS       & NGL's       Gas       & NGL's       Gas
                                      --------------------   ---------------------   ---------------------
                                       (MBBLS)      (MMCF)     (mbbls)      (mmcf)     (mbbls)      (mmcf)
Balance, beginning of year              27,620     553,331      29,515     455,503      18,771     359,975
  Revisions of previous estimates        2,247      14,217      (1,130)     66,149       5,550      59,930
  Extensions, discoveries and
    other additions                        933      48,434       1,840      74,649       6,498      66,940
  Acquisitions of minerals in place      1,091      38,286         201      10,270         723       5,564
  Dispositions of minerals in place     (8,935)     (9,288)       (229)    (12,939)          -         (56)
  Production                            (2,070)    (41,999)     (2,577)    (40,301)     (2,026)    (36,850)
                                      --------------------   ---------------------   ---------------------

Balance, end of year                    20,886     602,981      27,620     553,331      29,516     455,503
                                      ====================   =====================   =====================

Proved developed reserves
  Balance, beginning of year            23,334     411,075      23,827     385,243      15,481     318,177
  Balance, end of year                  17,829     452,871      23,334     411,075      23,827     385,243
                                      ====================   =====================   =====================

B)   CAPITALIZED COSTS RELATED TO OIL AND NATURAL GAS ACTIVITIES

The aggregate capitalized costs of oil and natural gas activities and costs incurred in oil and natural gas property acquisitions, development, and exploration activities were as follows (excluding MPP):

Capitalized costs

As at December 31,                                      2007               2006
                                                 -----------        -----------
                                                   (in thousands of Canadian
                                                            dollars)

Proved properties                                $ 2,444,137        $ 2,231,401
Unproved properties:
  Acquisition                                        159,578            131,333
  Exploration                                        153,827            108,487
Accumulated depletion and depreciation              (710,076)          (561,961)
                                                 -----------        -----------

                                                 $ 2,047,466        $ 1,909,260
                                                 ===========        ===========

Costs incurred on unproved properties

                                                       Includes costs incurred in
                                     --------   -------------------------------------------
                                        CUMM.      Prior
As at December 31,                       2007       2007        2006        2005      Years
                                     --------   --------    --------    --------   --------
(in thousands of Canadian dollars)
Acquisition                          $159,578   $ 28,245    $  1,843    $ 12,296   $117,194
Exploration                           153,827     45,340     (35,119)     60,368     83,238
                                     --------   --------    --------    --------   --------

                                     $313,405   $ 73,585    $(33,276)   $ 72,664   $200,432
                                     ========   ========    ========    ========   ========

Costs incurred

Years ended December 31,                          2007         2006        2005
                                             ---------    ---------   ---------
                                             (in thousands of Canadian dollars)

Acquisition costs (net of disposition)
  Proved properties                          $(109,262)   $  33,094   $  28,575
  Unproved properties                           28,245        1,843      12,296
Development costs
  Development of proved undeveloped reserves   293,335      304,316     140,504
  Other                                        (41,550)     111,773     283,667
Exploration costs                               42,908       72,448      46,484
                                             ---------    ---------   ---------

Total costs incurred                         $ 213,676    $ 523,474   $ 511,526
                                             =========    =========   =========

Costs are transferred into the depletion base on an ongoing basis as the undeveloped properties are evaluated and proved reserves are established or impairment determined. Pending determination of proved reserves attributable to the above costs, the Company cannot assess the future impact on the amortization rate.

C) STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN RELATING TO PROVED OIL AND NATURAL GAS RESERVES

The  standardized  measure of  discounted  future  net cash  flows and  changes therein relating to proved oil and natural gas reserves ("Standardized Measure") does not purport to present the fair market value of the Company's oil and natural gas properties. An estimate of such value should consider, among other factors, anticipated future prices of oil and natural gas, the probability of recoveries in excess of existing proved reserves and acreage prospects, and perhaps different discount rates. It should be noted that estimates of reserve quantities, especially from new discoveries, are inherently imprecise and subject to substantial revisions. The computation also excludes values attributable to the Company's midstream interests, referred to in the Financial Statements as Mazeppa Processing Partnership.

Under the Standardized Measure, future cash inflows are estimated by applying year end prices, adjusted for contracts currently in place to deliver production to the estimated future production of year end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on year end costs to determine pre-tax cash inflows. Future taxes are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the Company's tax basis in the associated proved oil and natural gas properties. Tax credits and net operating loss carry forwards are also considered in the future income tax calculation. Future net cash inflows after income taxes are discounted using a 10 percent annual discount rate to arrive at the Standardized Measure.

Years ended December 31,                                    2007           2006           2005
                                                     -----------    -----------    -----------
                                                        (in thousands of Canadian dollars)
Future cash inflows                                  $ 5,740,433      5,253,029    $ 6,571,858
Future production costs                               (2,183,122)    (1,946,470)    (1,718,793)
Future development costs                                (340,215)      (339,699)      (209,901)
                                                     -----------    -----------    -----------

Future net cash flows                                  3,217,096      2,966,860      4,643,164
Income taxes                                            (518,136)      (519,798)    (1,344,684)
                                                     -----------    -----------    -----------

Total undiscounted future net cash flows               2,698,960      2,447,062      3,298,480
10 percent annual discount for estimated timing of
  cash inflows                                        (1,340,535)    (1,185,942)    (1,726,975)
                                                     -----------    -----------    -----------

Standardized measure of discounted
  future net cash flows                              $ 1,358,425      1,261,120    $ 1,571,505
                                                     ===========      =========    ===========

The Company estimates that it will incur $177.6 million in 2008, $97.1 million in 2009 and $18.6 million in 2010 to develop proved undeveloped reserves.

The following table sets forth an analysis of changes in the standardized measure of discounted future net cash flows from proved oil and natural gas reserves:

Years ended December 31,                                       2007           2006           2005
                                                        -----------    -----------    -----------
                                                            (in thousands of Canadian dollars)
Beginning of year                                       $ 1,261,120      1,571,505    $   752,878
  Sales of production, net of production costs             (286,961)      (291,896)      (336,711)
  Net change in sales prices, net of production costs        18,800       (731,330)       614,690
  Extensions, discoveries and additions                     117,276        183,795        354,186
  Changes in estimated future development costs                 202       (221,882)      (135,499)
  Development costs incurred during the period which
     reduced future development costs                       281,269        314,251        353,740
  Revisions in quantity estimates                            58,269        (74,504)       526,474
  Accretion of discount                                     144,449        215,170         75,288
  Purchase of reserves                                      116,362        (23,176)        (7,749)
  Sales of reserves                                         211,215         47,220             87
  Net change in income tax                                    9,411        396,818       (331,850)
  Changes in production rates (timing) and other           (572,987)      (124,851)      (294,029)
                                                        -----------    -----------    -----------

Standardized measure, end of year                       $ 1,358,425      1,261,120    $ 1,571,505
                                                        ===========      =========    ===========



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